SCHEDULE A



          This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by VN Capital Fund I, L.P. since the filing of the Statement. All transactions were effectuated in the open market through a broker.



              Number of
Date           Shares                Price Per Share (1)
----           ------                -------------------

3/22/05        9,520                      $6.77
3/24/05       10,000                      $6.86



(1) Excludes commissions and other execution-related costs.